As filed with the Securities and Exchange Commission on October 17, 2014

Registration No. 333-167967

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SP Bancorp, Inc. and

SharePlus Federal Bank 401(k) Profit Sharing Plan

(Exact name of registrant as specified in its charter)

Maryland	6712	75-2528700
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5224 West Plano Parkway

Plano, Texas 75093

(972) 931-5311

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Jeffrey L. Weaver

President and Chief Executive Officer

5224 West Plano Parkway

Plano, Texas 75093

(972) 931-5311

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ryan R. Cox, Esq.

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219-7673

(214) 651-5000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 filed by SP Bancorp, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on July 2, 2010 (File No. 333-167967), as amended by (i) Pre-Effective Amendment No. 1 filed with the Commission on August 9, 2010, and (ii) Pre-Effective Amendment No. 2 filed with the Commission on August 11, 2010 (as amended, the “Registration Statement”). The Registration Statement registered (i) 1,983,750 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), and (ii) participation interests in up to 177,863 shares of Common Stock (the “Participation Interests”).

On May 5, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Green Bancorp, Inc., a Texas corporation (“Green”), and Searchlight Merger Sub Corp., a Maryland corporation and a wholly owned subsidiary of Green (“Merger Sub”). Pursuant to the Merger Agreement, among other transactions, on October 17, 2014, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Green (collectively, the “Merger”).

In connection with the consummation of the Merger, the offering pursuant to this Registration Statement has been terminated as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1, all of the shares of Common Stock and all of the Participation Interests that were registered under the Registration Statement but remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plano, State of Texas, on October 17, 2014.

SP Bancorp, Inc.

By:	/s/ Jeffrey L. Weaver
Name:	Jeffrey L. Weaver
Title:	President and Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.